Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 31, 2009 (except for Note 19 dated April 29, 2009), with respect to the balance sheets of Xfone 018 Ltd. as of December 31, 2008 and 2007 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended.   We understand that our Report was used in connection with the audit of the consolidated financial statements of Xfone, Inc. and its subsidiaries for the fiscal year ended December 31, 2008, and will be filed in connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Xfone, Inc.

Further, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-158495 and No. 333-76566) of Xfone, Inc. of such Report, which appears in the Form 10-K.

/s/ Yarel + Partners
Yarel + Partners
C.P.A (Isr.)
Tel Aviv, Israel
March 25, 2010